Exhibit 99.1

HF Foods Reports Third Quarter 2026 Financial Results

Net Revenue increased 4.1% to $319.6 million
GAAP Net loss increased 385.9% to $4.2 million
Adjusted Net Income decreased 52.1% to $2.1 million
Adjusted EBITDA decreased 6.3% to $11.0 million
Las Vegas, NV – November 9, 2026 – HF Foods Group Inc. (NASDAQ: HFFG) (“HF Foods” or the “Company”), a leading distributor of international foodservice solutions to Asian restaurants and other businesses across the United States and Canada, today announced results for the third quarter ended September 30, 2026.
Third Quarter 2026 Financial Results

(In thousands, except per share amounts)	Three Months Ended September 30, 2026	Change over Prior Year	Nine Months Ended September 30, 2026	Change over Prior Year

GAAP Measures
Net revenue	$319,575	$12,597	$955,358	$35,099
Gross profit	$53,391	$2,982	$158,965	$2,465
Net loss	$(4,247)	$(3,373)	$(270)	$1,624
Loss per share	$(0.08)	$(0.06)	$(0.01)	$0.02

Non-GAAP Measures
Adjusted EBITDA(1)	$11,008	$(740)	$34,723	$(643)
Adjusted net income(2)	$2,083	$(2,262)	$11,883	$(2,321)
Adjusted diluted earnings per share(2)	$0.04	$(0.04)	$0.22	$(0.05)
________________
(1)    Adjusted EBITDA is defined as net income (loss) before interest expense, interest income, income taxes and depreciation and amortization, further adjusted to exclude certain unusual, non-cash, or non-recurring expenses.
(2)    Adjusted net income and adjusted earnings per share are based on net income attributable to HF Foods Group Inc.

Management Commentary

“Our third quarter results reflect solid top line growth, marking our seventh consecutive quarter of year-over-year net revenue growth, even as industry-wide fuel costs continued to weigh on operating expenses,” said Felix Lin, President and Chief Executive Officer of HF Foods. “We are actively managing through this pressure by taking actions to mitigate the impact, and the efficiency programs built through our transformation continue to help offset higher costs. We also completed our acquisition of Searay Foods during the quarter, our first expansion outside the United States, and integration is progressing well. With the foundation of our transformation largely built, we are focused on route and warehouse efficiency, purchasing discipline and cross-selling across the Southeast and Midwest. We are confident in our ability to turn near-term cost pressure into long-term value for our shareholders as we strengthen our position as the leading nationwide Asian specialty food distributor.”

Third Quarter 2026 Results

Net revenue was $319.6 million for the third quarter of 2026 compared to $307.0 million in the prior year period, an increase of $12.6 million, or 4.1%. The increase was primarily attributable to volume growth in Seafood and pricing improvement in Produce and Commodity, partially offset by price decreases in Meat & Poultry. Net revenue also included $4.2 million from Searay Foods following the completion of its acquisition effective August 31, 2026, reflecting 1 month of contribution during the quarter.

Gross profit was $53.4 million for the quarter, compared to $50.4 million in the prior year period, an increase of $3.0 million, or 5.9%. The increase was primarily driven by volume growth in Seafood, incremental margin gained from Searay and IEEPA tariff refunds received during the quarter. Gross profit margin increased to 16.7% compared to 16.4% in the prior year period.
Distribution, selling and administrative expenses increased by $5.9 million, or 11.9%, compared to the prior year period, primarily driven by professional services related to the non-recurring events including amendment and increase of our revolving credit facility, the refinancing of our property portfolio, acquisition of Searay Foods and other legal expenses and an increase in auto & truck expenses reflecting elevated fuel costs and truck lease expense, partially offset by a decrease of repair & maintenance costs due to the investments into upgrading our fleet. Distribution, selling and administrative expenses as a percentage of net revenue increased to 17.3% compared to 16.1% in the prior year period.
Net loss was $4.2 million compared to a net loss of $0.9 million in the prior year period. The increase in net loss was primarily driven by a $2.9 million decrease in income from operations, reflecting margin growth of $3.0 million offset by the $5.9 million increase in distribution, selling and administrative expenses. Other expense (income) reduced by $0.5 million driven by a positive change in fair value of interest rate swap contracts of $0.9 million partially offset by higher interest expense. Income tax benefit reduced by $0.9 million compared to same period last year.
Adjusted EBITDA decreased 6.3% to $11.0 million compared to $11.7 million in the prior year period, which was mainly due to the increase in net loss and various other items noted in the Adjusted EBITDA table included in “Appendix A - Non-GAAP Financial Measures” of this earnings release. Searay contributed approximately $0.6 million of Adjusted EBITDA reflecting 1 month of contribution for the quarter following the completion of the acquisition on August 31, 2026.

Nine Months 2026 Results
Net revenue was $955.4 million for the nine months ended September 30, 2026, compared to $920.3 million in the prior year period, an increase of $35.1 million, or 3.8%. The increase was primarily due to volume growth and pricing improvement in Seafood and pricing improvement in Commodity and Produce, partially offset by price decreases in Meat & Poultry. Net revenue for the nine months ended September 30, 2026 includes $4.2 million from Searay, which was acquired on August 31, 2026.
Gross profit slightly increased by 1.6% to $159.0 million, compared to $156.5 million in the prior year period. Margin increase included IEEPA tariff refunds received during the period and incremental margin gained from newly acquired Searay. Gross profit margin decreased to 16.6% compared to 17.0% in the prior year period.
Distribution, selling and administrative expenses increased by $6.8 million, or 4.5% to $156.9 million, compared to the prior year period, mainly due to increases in auto & truck expense reflecting elevated fuel costs partially offset by repair & maintenance savings from investments in upgrading our fleet, non-recurring professional services related to the renewal and upsizing of our revolver facility, refinancing of our property portfolio and the acquisition of Searay Foods, and depreciation expenses. Distribution, selling and administrative expenses as a percentage of net revenue increased slightly to 16.4% compared to 16.3% in the prior year period.
Net loss was $0.3 million compared to a net loss of $1.9 million in the prior year period. The improvement was primarily attributable to a favorable year-over-year change in fair value of interest rate swap of $4.4 million, the recognition of employee retention credit of $1.8 million, including interest, and a gain from the Utah building sale of $1.4 million. These favorable variances were partially offset by a $4.3 million decrease in operating income and a $1.2 million unfavorable change in income taxes.

Adjusted EBITDA decreased 1.8% to $34.7 million compared to $35.4 million in the prior year period, which was due to various items noted in the Adjusted EBITDA table included in “Appendix A - Non-GAAP Financial Measures” of this earnings release.

Cash Flow and Liquidity
Cash provided by operating activities was $24.1 million for the nine months ended September 30, 2026, compared to cash provided by operating activities of $4.5 million in the prior year period. Net cash provided by operating activities increased by $19.6 million mainly driven by better inventory management. Net cash provided by financing activities also increased by $40.1 million as a result of refinancing. The cash generated through operating and financing activities were mainly used for Capital Expenditure and acquisition. As of September 30, 2026, the Company had cash of $16.4 million, checks issued not presented for payment of $5.3 million and access to approximately $49.1 million in additional funds through the $140.0 million line of credit, subject to a borrowing base calculation. The Company has funded working capital and other capital requirements primarily by cash flow from operations and bank loans, including lines of credit. Cash is required to pay purchase costs for inventory, salaries, fuel and trucking expenses, selling expenses, rental expenses, income taxes, other operating expenses and to service debts.
Earnings Call and Webcast
HF Foods’ management team will host a live conference call to discuss its financial results today at 1:30 p.m. PT (4:30 p.m. ET). The link to the webcast will be available on the “Events” section of the Company’s Investor Relations website at https://investors.hffoodsgroup.com. Those interested in participating in the live call can dial 1-877-407-0752 or 1-201-389-0912. The webcast will be archived and available for replay.
About HF Foods Group Inc.
HF Foods Group Inc. is a leading marketer and distributor of fresh produce, frozen and dry food, and non-food products to primarily Asian restaurants and other foodservice customers throughout the United States and Canada through the acquisition of Searay. HF Foods aims to supply the increasing demand for Asian American restaurant cuisine, leveraging its nationwide network of distribution centers and its strong relations with growers and suppliers of fresh, high-quality specialty restaurant food products and supplies in the US and Asia. References to Searay includes Searay Foods Inc., Morgan Foods and, the U.S. inventory and customer contracts of an affiliate, Searay Foods USA Inc.. HF Foods, headquartered in Las Vegas, Nevada, trades on Nasdaq under the symbol “HFFG”. For more information, please visit www.hffoodsgroup.com.
Contact:
ICR
Anna Kate Heller
hffoodsgroup@icrinc.com
Forward-Looking Statements
All statements in this news release other than statements of historical facts are, or may be deemed to be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and contain our current expectations about our future results. We have attempted to identify any forward-looking statements by using words such as “aims,” “continues,” “expects,” “plans,” “will,” and other similar expressions. Although we believe that the expectations reflected in all of our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause the Company’s actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements. Such factors include, but are not limited to, risks relating to our ability to consummate our operational transformation plan as anticipated, risks relating to the impact of our operational plan on our sales and efficiencies, risks relating to the impact of demographic trends on demand for the products we distribute, risks related to potential increases in tariff-related costs, risks related to the integration of Searay and the realization of anticipated benefits, synergies and margin accretion from the acquisition, risks related to the Company’s expansion into international markets, including Canada, and other risks associated with cross-border operations, statements of assumption underlying any of the foregoing, and other factors including those disclosed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025 and other filings with the Securities and Exchange Commission (the “SEC”). Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. Except as required by law, we undertake no obligation to disclose any revision to these forward-looking statements.

HF FOODS GROUP INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30, 2026	December 31, 2025
ASSETS
CURRENT ASSETS:
Cash	$16,444	$8,641
Accounts receivable, net	68,511	66,237
Inventories	134,864	106,629
Prepaid expenses and other current assets	11,297	9,725
Assets held for sale	—	2,768
TOTAL CURRENT ASSETS	231,116	194,000
Property and equipment, net	177,949	163,397
Operating lease right-of-use assets	26,298	26,049
Long-term investments	2,139	2,144
Customer relationships, net	137,710	126,048
Trademarks, trade names and other intangibles, net	24,453	25,440
Goodwill	13,219	—
Other long-term assets	4,518	4,451
TOTAL ASSETS	$617,402	$541,529
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Checks issued not presented for payment	$5,275	$1,674
Line of credit	80,021	55,799
Accounts payable	85,370	74,859
Current portion of long-term debt, net	13,395	6,683
Current portion of obligations under finance leases	6,733	6,425
Current portion of obligations under operating leases	3,123	4,334
Accrued expenses and other liabilities	17,198	14,994
TOTAL CURRENT LIABILITIES	211,115	164,768
Long-term debt, net of current portion	118,130	99,436
Obligations under finance leases, non-current	22,102	25,279
Obligations under operating leases, non-current	26,744	22,990
Deferred tax liabilities	29,674	23,808
Other long-term liabilities	6,587	1,662
TOTAL LIABILITIES	414,352	337,943
Commitments and contingencies
SHAREHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	5	5
Treasury stock	(6,099)	(7,750)
Additional paid-in capital	605,957	605,838
Accumulated deficit	(396,459)	(396,042)
Accumulated other comprehensive loss	(1,376)	—
TOTAL SHAREHOLDERS’ EQUITY ATTRIBUTABLE TO HF FOODS GROUP INC.	202,028	202,051
Noncontrolling interests	1,022	1,535
TOTAL SHAREHOLDERS’ EQUITY	203,050	203,586
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$617,402	$541,529

HF FOODS GROUP INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net revenue	$319,575	$306,978	$955,358	$920,259
Cost of revenue	266,184	256,569	796,393	763,759
Gross profit	53,391	50,409	158,965	156,500

Distribution, selling and administrative expenses	55,174	49,289	156,894	150,107
Income (loss) from operations	(1,783)	1,120	2,071	6,393

Other expenses (income):
Interest expense	3,430	2,941	9,158	8,367
Other income, net	(243)	(234)	(4,343)	(825)
Change in fair value of interest rate swap contracts	(897)	47	(2,469)	1,916
Total other expenses (income), net	2,290	2,754	2,346	9,458
Loss before income taxes	(4,073)	(1,634)	(275)	(3,065)

Provision (benefit) for income taxes	174	(760)	(5)	(1,171)
Net loss	(4,247)	(874)	(270)	(1,894)
Less: net income (loss) attributable to noncontrolling interests	(25)	242	147	(349)
Net loss attributable to HF Foods Group Inc.	$(4,222)	$(1,116)	$(417)	$(1,545)

Loss per common share - basic	$(0.08)	$(0.02)	$(0.01)	$(0.03)
Loss per common share - diluted	$(0.08)	$(0.02)	$(0.01)	$(0.03)

Weighted average shares - basic	53,900,945	53,031,801	53,321,163	52,913,907
Weighted average shares - diluted	53,900,945	53,031,801	53,321,163	52,913,907

HF FOODS GROUP INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2026	2025
Cash flows from operating activities:
Net loss	$(270)	$(1,894)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	22,575	21,269
Gain from disposal of property and equipment	(1,373)	—
Provision (credit) for expected credit losses	25	(357)
Deferred tax benefit	(214)	(2,856)
Change in fair value of interest rate swap contracts	(2,189)	1,916
Stock-based compensation	1,747	1,618
Non-cash lease expense	4,320	3,745
Other non-cash expense (income)	470	(548)
Changes in operating assets and liabilities:
Accounts receivable	3,581	939
Accounts receivable - related parties	(349)	(367)
Inventories	(16,954)	(37,713)
Prepaid expenses and other current assets	(811)	5,091
Other long-term assets	145	682
Checks issued not presented for payment	3,601	(3,561)
Accounts payable	9,686	21,820
Accounts payable - related parties	126	511
Operating lease liabilities	(2,024)	(2,905)
Accrued expenses and other liabilities	2,036	(2,907)
Net cash provided by operating activities	24,128	4,483
Cash flows from investing activities:
Purchase of property and equipment	(22,335)	(10,014)
Proceeds from sale of property and equipment	4,260	152
Acquisition of business, net of cash acquired	(41,770)	—
Settlement of interest rate swap contracts	279	—
Net cash used in investing activities	(59,566)	(9,862)
Cash flows from financing activities:
Payments for tax withholding related to vested stock awards	(77)	(156)
Proceeds from line of credit	1,246,442	1,033,577
Repayment of line of credit	(1,221,952)	(1,023,791)
Proceeds from issuance of debt	43,536	3,275
Repayment of long-term debt	(17,591)	(4,776)
Payment of debt financing costs	(1,124)	(213)
Repayment of obligations under finance leases	(5,323)	(4,676)
Proceeds from ATM sale	275	—
Acquisition of noncontrolling interests	(835)	—
Net cash provided by financing activities	43,351	3,240
Effect of exchange rate changes on cash	(110)	—
Net increase (decrease) in cash	7,803	(2,139)
Cash at beginning of the period	8,641	14,467
Cash at end of the period	$16,444	$12,328

Appendix A
Non-GAAP Financial Measures
Three and Nine Months Ended September 30, 2026 and 2025
(Unaudited)
Discussion of our financial results includes certain non-GAAP financial measures, including EBITDA, Adjusted EBITDA, non-GAAP net income (loss) attributable to HF Foods Group Inc. and non-GAAP EPS (“earnings (loss) per share”), that we believe provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial performance with other companies in the same industry, many of which present similar non-GAAP financial measures to investors. The definitions of EBITDA, Adjusted EBITDA, non-GAAP net income (loss) attributable to HF Foods Group Inc. and non-GAAP EPS may not be the same as similarly titled measures used by other companies in the industry. EBITDA, Adjusted EBITDA, non-GAAP net income (loss) attributable to HF Foods Group Inc. and non-GAAP EPS are not defined under GAAP and are subject to important limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of our financial results as reported under GAAP.
We use non-GAAP financial measures to supplement our GAAP financial results. Management uses EBITDA, defined as net income (loss) before interest expense, interest income, income taxes, and depreciation and amortization to measure operating performance. In addition, management uses Adjusted EBITDA, defined as net income (loss) before interest expense, interest income, income taxes, and depreciation and amortization, further adjusted to exclude certain unusual, non-cash, or non-recurring expenses. We believe that Adjusted EBITDA is less susceptible to variances in actual performance resulting from non-recurring expenses, and other non-cash charges, provides useful information for our investors and is more reflective of other factors that affect our operating performance.
We believe non-GAAP net income (loss) attributable to HF Foods Group Inc. and non-GAAP EPS are useful measures of operating performance because these measures exclude certain items not reflective of our core operating performance. Non-GAAP net income (loss) attributable to HF Foods Group Inc. is defined as net income (loss) attributable to HF Foods Group Inc. adjusted for amortization of intangibles, change in fair value of interest rate swaps, stock based compensation, transaction related costs, transformational project costs and certain unusual, non-cash, or non-recurring expenses. We believe that non-GAAP net income (loss) attributable to HF Foods Group Inc. and non-GAAP EPS facilitates period-over-period comparisons and provides additional clarity for investors to better evaluate our operating results. We present EBITDA, Adjusted EBITDA, non-GAAP net income (loss) attributable to HF Foods Group Inc. and non-GAAP EPS in order to provide supplemental information that we consider relevant for the readers of our consolidated financial statements included elsewhere in its reports filed with the SEC, including its most recent Annual Report on Form 10-K, and such information is not meant to replace or supersede U.S. GAAP measures. Reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures are included in the schedules attached to this press release.

HF FOODS GROUP INC. AND SUBSIDIARIES
RECONCILIATION OF NET LOSS TO EBITDA AND ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three Months Ended September 30,
	2026	2025	Change
Net loss	$(4,247)	$(874)	$(3,373)
Interest expense, net	3,375	2,947	428
Income tax expense	174	(760)	934
Depreciation and amortization	7,594	7,250	344
EBITDA	6,896	8,563	(1,667)
Change in fair value of interest rate swap contracts	(897)	47	(944)
Stock-based compensation expense	855	619	236
Business transformation costs(1)	454	1,592	(1,138)
Other non-routine expense(2)	3,656	339	3,317
Executive transition and organizational redesign(3)	44	588	(544)
Adjusted EBITDA	$11,008	$11,748	$(740)

	Nine Months Ended September 30,
	2026	2025	Change
Net loss	$(270)	$(1,894)	$1,624
Interest expense, net	8,403	8,331	72
Income tax (benefit) expense	(5)	(1,171)	1,166
Depreciation and amortization	22,575	21,269	1,306
EBITDA	30,703	26,535	4,168
Change in fair value of interest rate swap contracts	(2,469)	1,916	(4,385)
Stock-based compensation expense	1,747	1,618	129
Business transformation costs(1)	957	2,458	(1,501)
Other non-routine expense(2)	3,213	449	2,764
Executive transition and organizational redesign(3)	572	2,390	(1,818)
Adjusted EBITDA	$34,723	$35,366	$(643)

________________
(1)    Represents costs associated with the launch and continued implementation of strategic projects including supply chain management improvements and technology infrastructure initiatives.
(2)    Includes legal and consulting costs related to various corporate projects and other strategic initiatives. For the nine months ended September 30, 2026, it also includes the gain on the sale of the Utah building.
(3)    Includes severance and related expenses for the Company’s transition of executive officers and organizational redesign.

HF FOODS GROUP INC. AND SUBSIDIARIES
RECONCILIATION OF NET LOSS ATTRIBUTABLE TO HF FOODS GROUP INC.
TO NON-GAAP NET INCOME AND NON-GAAP EPS ATTRIBUTABLE TO HF FOODS GROUP INC.
(In thousands, except per share amounts)
(Unaudited)

The following tables present our non-GAAP net income (loss) and non-GAAP EPS for the three and nine months ended September 30, 2026 and 2025 respectively, as well as reconciliations of each measure to their nearest GAAP equivalents:

	Three Months Ended September 30,
	2026	2025	Change
Net loss attributable to HF Foods Group Inc.	$(4,222)	$(1,116)	$(3,106)
Amortization of intangibles and deferred financing costs	3,993	4,001	(8)
Change in fair value of interest rate swaps	(897)	47	(944)
Stock-based compensation expense	855	619	236
Business transformation costs (1)	454	1,592	(1,138)
Other non-routine expense (2)	3,656	339	3,317
Executive transition and organizational redesign (3)	44	588	(544)
Aggregate adjustment for income taxes (4)	(1,800)	(1,725)	(75)
Non-GAAP net income (loss) attributable to HF Foods Group Inc.	$2,083	$4,345	$(2,262)
GAAP diluted loss per common share attributable to HF Foods	$(0.08)	$(0.02)	$(0.06)
EPS difference (5)	0.12	0.10	0.02
Non-GAAP diluted earnings (loss) per common share attributable to HF Foods (5)	$0.04	$0.08	$(0.04)
Non-GAAP diluted weighted average number of shares (in thousands) (5)	54,451	53,387

	Nine Months Ended September 30,
	2026	2025	Change
Net loss attributable to HF Foods Group Inc.	$(417)	$(1,545)	$1,128
Amortization of intangibles and deferred financing costs	11,973	11,891	82
Change in fair value of interest rate swaps	(2,469)	1,916	(4,385)
Stock-based compensation expense	1,747	1,618	129
Business transformation costs (1)	957	2,458	(1,501)
Other non-routine expense (2)	3,213	449	2,764
Executive transition and organizational redesign (3)	572	2,390	(1,818)
Aggregate adjustment for income taxes (4)	(3,693)	(4,973)	1,280
Non-GAAP net income attributable to HF Foods Group Inc.	$11,883	$14,204	$(2,321)
GAAP diluted earnings (loss) per common share attributable to HF Foods	$(0.01)	$(0.03)	$0.02
EPS difference (5)	0.23	0.30	(0.07)
Non-GAAP diluted earnings per common share attributable to HF Foods (5)	$0.22	$0.27	$(0.05)
Non-GAAP diluted weighted average number of shares (in thousands) (5)	53,850	53,290
________________
(1)     Represents costs associated with the launch and continued implementation of strategic projects including supply chain management improvements and technology infrastructure initiatives.
(2)    Includes legal and consulting costs related to various corporate projects and other strategic initiatives. For the nine months ended September 30, 2026, it also includes the gain on the sale of the Utah building.
(3)    Includes severance and related expenses for the Company’s transition of executive officers and organizational redesign.
(4)    Represents the income tax impact of non-GAAP adjustments, calculated using a normalized annual effective tax rate of 24% applied to adjusted pre-tax earnings for the third quarters of 2026 and 2025, excluding permanent items.
(5)    EPS difference and diluted non-GAAP earnings per share are calculated by dividing our non-GAAP net income attributable to HF Foods by our non-GAAP diluted weighted average number of shares.